EXHIBIT 21
STELLENT, INC.
SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of	Ownership
Subsidiary	Incorporation	Percentage

Stellent AB	Sweden	100%
Stellent A’Asia Pty. Ltd.	Australia	100%
Stellent Australia Pty. Ltd.	Australia	100%
Stellent B.V.	Netherlands	100%
Stellent Holding B.V. Company	Netherlands	100%
Stellent Canada Ltd.	Canada	100%
Stellent Chicago, Inc.	Illinois	100%
Stellent Chicago Sales, Inc.	Minnesota	100%
Stellent Colorado Springs, Inc.	Delaware	100%
Stellent GmbH	Germany	100%
Stellent Japan K.K.	Japan	100%
Stellent Korea	Korea	100%
Stellent Limited	United Kingdom	100%
Stellent Mexico	Mexico	100%
Stellent Sales, Inc.	Minnesota	100%
Stellent S.A.R.L.	France	100%
Stellent Iberica S.L.	Spain	100%
Stellent Software Limited	United Kingdom	100%
Stellent S.R.L.	Italy	100%
IntranetSolutions International Limited	United Kingdom	100%
Optika Imaging Systems Europe LTD.	United Kingdom	100%
Optika Imaging Systems LTD.	United Kingdom	100%
TEAMwork Technologies	Massachusetts	100%
Optika Asia Inc.	Delaware	100%
Optika Imaging Systems GmbH	Germany	100%
Optika Information Systems Ltda.	Brazil	100%
Optika Technologies Inc.	Delaware	100%